Exhibit 21.1

LIST OF SUBSIDIARIES

Name	Jurisdiction
Radiant, Inc. Limited	Hong Kong
Radiant Europe Limited	United Kingdom
Radiant Korea Yuhan Hoesa	South Korea
Radiant Spain S.L.	Spain
Venus Concept SL	Spain
Venus Concept Mexico SA DE SV	Mexico City, Mexico
Venus Concept GmbH	Germany
Venus Concept Australia PTY Ltd	Victoria, Australia
Venus Concept USA Inc.	Delaware, USA
Venus Concept France SAS	France
Venus Concept Canada Corp.	Ontario, Canada
Venus Aesthetic LLP	Gujarat, India
Venus Concept UK Limited	England and Wales, United Kingdom
Venus Concept Ltd	Israel
Venus Concept Israel Ltd	Israel
Venus Concept Italy S.r.l.	Italy
Venus Concept Sucursal Colombia	Colombia
Venus Concept (Shanghai) Co., Ltd.	China
Venus Concept Argentina SA	Argentina
Venus Concept Kazakhstan LLP	Kazakhstan
Venus Concept Africa (PTY) Ltd	South Africa
Venus Concept RU Ltd.	Russia
Venus Concept Japan Co., Ltd.	Japan
Venus Concept Korea Ltd.	South Korea
InPhronics Limited	Hong Kong
PT. Neoasia Medical	Indonesia
Venus Concept Central Eastern Europe	Bulgaria
Venus Concept (HK) Limited	Hong Kong
Venus Concept Singapore Pte. Ltd.	Singapore
Venus Principal Concept LLP	Singapore
Venus Concept Vietnam Company Limited	Vietnam
Venus Concept Brasil Ltda	Brazil

US_ACTIVE-152460951.1-IPSTEWAR 03/24/2020 4:05 PM